Exhibit 99.1
SI-BONE, Inc. Reports Financial Results for the Third Quarter 2022 and Updates Guidance

SANTA CLARA, Calif. November 7, 2022 - SI-BONE, Inc. (Nasdaq:SIBN), a medical device company dedicated to solving musculoskeletal disorders of the sacropelvic anatomy, today reported financial results for the quarter ended September 30, 2022.

Recent Highlights
•Record worldwide revenue of $26.4 million for the third quarter 2022, representing approximately 19% increase over the corresponding period in 2021
•Record U.S. revenue of $24.6 million for the third quarter 2022, representing approximately 21% increase over the corresponding period in 2021
•Gross margin of 84% for the third quarter 2022
•Over 800 U.S. active surgeons in the third quarter, representing approximately 27% growth over the corresponding period in 2021
•Received FDA clearance for iFuse-TORQ® to include the Bedrock approach, allowing the promotion of iFuse-TORQ to complement iFuse-Bedrock GraniteTM as a second point of fixation in the Sacro-Alar-Iliac trajectory
•Enrolled first patient in SAFFRON, a prospective randomized clinical trial of surgery using iFuse-TORQ versus non-surgical management in patients with stable but debilitating sacral insufficiency fractures
•CMS final rule increases 2023 Medicare facility fee by approximately 26% and 33% for MIS SI joint fusion procedures performed in ASCs and hospital outpatient departments, respectively
•Surpassed 75,000 procedures performed by nearly 3,000 surgeons worldwide
“We are encouraged by the continuing top-line acceleration in our business and the increasing operating leverage we were able to generate in the quarter,” said Laura Francis, Chief Executive Officer of SI-BONE. “With a record U.S. active surgeon base and growing surgeon enthusiasm for iFuse-Bedrock Granite, I am energized about the long-term potential for the business. As we look beyond 2022, we remain confident that our seasoned U.S. sales force, combined with favorable reimbursement tailwinds and our best-in-class portfolio positions us to drive growth while increasing operational efficiency and sales force productivity.”

Third Quarter 2022 Financial Results

Worldwide revenue was $26.4 million in the third quarter 2022, a 19% increase from $22.3 million in the corresponding period in 2021. U.S. revenue for the third quarter 2022 was $24.6 million, a 21% increase from $20.4 million in the corresponding period in 2021. International revenue for the third quarter 2022 was $1.8 million, a 5% decrease from $1.9 million in the corresponding period in 2021 predominantly driven by headwinds in Germany and the United Kingdom and further foreign exchange weakness.

Gross margin was 84% for the third quarter 2022, as compared to 89% in the corresponding period in 2021. Gross margin in the third quarter 2022 was impacted by lower average selling prices due to procedure, product mix, and site of service mix as well as higher freight. Gross margin also includes the impact of higher costs of the newly launched implants and higher depreciation from the new product instrument trays to support the growth of the business.

Operating expenses increased 9% to $35.8 million in the third quarter 2022, as compared to $33.0 million in the corresponding period in 2021. The increase was driven by higher headcount, increase in sales commission and stock-based compensation, increase in travel and freight costs, and research and development investment.

Operating loss was $13.6 million in the third quarter 2022, as compared to an operating loss of $13.2 million in the corresponding period in 2021.

Net loss was $14.2 million, or $0.41 per diluted share for the third quarter 2022, as compared to a net loss of $15.9 million, or $0.48 per diluted share in the corresponding period in 2021.

Cash and marketable securities were $104.1 million and borrowings were $35.1 million as of September 30, 2022.

2022 Updated Financial Guidance

The Company expects 2022 worldwide revenue to be in the range of $104 million to $105 million, implying growth of approximately 16% to 17%. The annual revenue guidance implies fourth quarter 2022 worldwide revenue between $29.5 million and $30.5 million, reflecting growth of approximately 17% to 21% over the prior year period.

Webcast Information

SI-BONE will host a conference call to discuss the third quarter 2022 financial results after market close on Monday, November 7, 2022 at 4:30 P.M. Eastern Time. The conference call can be accessed live over webcast at https://edge.media-server.com/mmc/p/cax4w498. Live audio of the webcast will be available on the “Investors” section of the company’s website at: www.si-bone.com. The webcast will be archived and available for replay for at least 90 days after the event.

About SI-BONE, Inc.

SI-BONE (NASDAQ: SIBN) is a global leader in technology for surgical treatment of musculoskeletal disorders of the sacropelvic anatomy. Since 2009, when SI-BONE introduced the iFuse Implant System for minimally invasive surgery of the SI joint, nearly 3,000 surgeons have performed a combined total of more than 75,000 SI joint fusion procedures. A unique body of evidence, supporting the iFuse Implant System, including two randomized controlled trials and over 100 peer reviewed publications, has enabled multiple government and private insurance payors to establish near-universal coverage of minimally invasive SI joint fusion, including many payors that cover the procedure exclusively when performed with the iFuse Implant System. Supported by this proprietary reimbursement advantage, SI-BONE has actively leveraged its market leadership position in recent years to further clinical research, and evolve and commercialize novel surgical treatment solutions for SI-Joint pain, sacropelvic and pelvic fixation, and pelvic trauma.

For additional information on the company or the products including risks and benefits, please visit www.si-bone.com.

SI-BONE, iFuse Implant System and iFuse-TORQ are registered trademarks of SI-BONE, Inc. ©2022 SI-BONE, Inc. All Rights Reserved.

Forward Looking Statements

The statements in this press release regarding expectations of future events or results, including SI-BONE’s expectations of continued growth and financial outlook, contained in this press release are "forward-looking" statements. These forward-looking statements are based on SI-BONE's current expectations and inherently involve significant risks and uncertainties. These risks include SI-BONE's ability to introduce and commercialize new products and indications, SI-BONE's ability to maintain favorable reimbursement for procedures using its products, the impact of future fluctuations in currency exchange rates on SI-BONE's revenues, SI-BONE's ability to manage risks to its supply chain, future capital requirements driven by new surgical systems requiring instrument tray investment, and the future impact the COVID-19 pandemic will have on the ability and desire of patients and physicians to undergo procedures using the iFuse Implant System. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these and other risks and uncertainties, many of which are described in the company's most recent filings on Form 10-K and Form 10-Q, and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC's Internet site (www.sec.gov), especially under the caption "Risk Factors". SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Investor Contact
Marissa Bych
investors@SI-BONE.com

SI-BONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Revenue	$26,432	$22,286	$74,456	$64,922
Cost of goods sold	4,168	2,478	10,616	7,053
Gross profit	22,264	19,808	63,840	57,869
Operating expenses:
Sales and marketing	25,669	23,525	80,117	67,531
Research and development	3,089	3,288	10,147	9,392
General and administrative	7,072	6,194	21,891	18,685
Total operating expenses	35,830	33,007	112,155	95,608
Loss from operations	(13,566)	(13,199)	(48,315)	(37,739)
Interest and other income (expense), net:
Interest income	346	44	555	151
Interest expense	(755)	(2,658)	(1,938)	(4,797)
Other income (expense), net	(183)	(59)	(383)	290
Net loss	$(14,158)	$(15,872)	$(50,081)	$(42,095)

Net loss per share, basic and diluted	$(0.41)	$(0.48)	$(1.47)	$(1.28)
Weighted-average number of common shares used to compute basic and diluted net loss per share	34,356,850	33,340,093	34,069,357	33,005,904

SI-BONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$26,299	$63,419
Short-term investments	77,785	83,560
Accounts receivable, net	16,453	14,246
Inventory	16,852	11,498
Prepaid expenses and other current assets	1,791	3,143
Total current assets	139,180	175,866
Property and equipment, net	14,449	8,992
Operating lease right-of-use assets	4,251	5,248
Other non-current assets	385	400
TOTAL ASSETS	$158,265	$190,506

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,613	$3,198
Accrued liabilities and other	11,156	12,353
Current portion of long-term borrowings	1,458	—
Operating lease liabilities, current portion	1,337	1,339
Total current liabilities	18,564	16,890
Long-term borrowings	33,667	34,973
Operating lease liabilities, net of current portion	3,175	4,166
Other long-term liabilities	31	57
TOTAL LIABILITIES	55,437	56,086

Stockholders' Equity:
Common stock and additional paid-in capital	448,601	429,917
Accumulated other comprehensive income	157	352
Accumulated deficit	(345,930)	(295,849)
TOTAL STOCKHOLDERS’ EQUITY	102,828	134,420
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$158,265	$190,506